Exhibit 99.2

PART II, Item I - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed by Titanium Metals Corporation (File No. 0-28538)

       Reference is made to TIMET's 1996 Annual Report for descriptions of certain previously reported legal proceedings.

       In September 1997, the previously reported action, Cadmus v. Titanium Metals Corporation (No. C2-95-586, U.S. District Court, Southern District of
Ohio), was dismissed without prejudice without payment by TIMET.

       TIMET Castings, a wholly owned subsidiary of TIMET, has settled the previously reported action involving Ray Cook Golf Company for an immaterial sum.